Exhibit 99.1

First BanCorp Releases its 2015 Dodd Frank Stress Test Results

SAN JUAN, Puerto Rico—(BUSINESS WIRE)—First BanCorp (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico, is pleased to announce the results of its 2015 company-run capital stress test (“Dodd-Frank Act Stress Test” or “DFAST”). First BanCorp is required to disclose the results of the DFAST annually, beginning with the 2015 test.

Results indicate that, even in the severely adverse scenario presented by the test, First BanCorp’s capital ratios exceed both the regulatory minimum required ratios mandated under Basel III and the well-capitalized thresholds throughout the nine-quarter time horizon.

Detailed results can be found at www.1firstbank.com under Investor Relations, Presentations.

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 153 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; and First Management of Puerto Rico, a domestic corporation that holds tax-exempt assets. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

Contact:

John B. Pelling III

Investor Relations Officer

305-577-6000 Ext. 162